Amendment #A01 To

Depot Repair Services Agreement

Between

Exabyte Corporation

and

Teleplan Service Logistics, Inc.,

With reference to the Depot Repair Services Agreement dated June 27, 2003 (the “Agreement”), Exabyte Corporation (“Exabyte”) and Teleplan Service Logistics, Inc., (“Teleplan”) expressly agree to the following amendment which will become effective on the date last signed below.

Exabyte and Teleplan hereby amend the Agreement as follows:

1.	Modify Section 2.1 Depot Repair Services as follows:

Depot Repair Services

Exabyte shall engage Teleplan as an independent contractor to perform Depot Repair Services as further described in the Statement of Work in Exhibit A. The parties intend that Teleplan will be the exclusive worldwide provider of the Depot Repair Services with respect to drive repairs (including drive carriers), and the exclusive provider in North America of Depot Repair Services with respect to libraries as contemplated herein and Exabyte shall not engage any third party to provide similar services. However, Exabyte retains the right to engage third party on-site service vendors or customer service vendors as required. As further described herein, Exabyte shall make available to Teleplan certain assets necessary to perform the Repair Services, including, test and repair equipment, software licenses, know-how, vendor lists, swap pool inventory, and other commercial or proprietary information associated with the repair of Exabyte Products. Additionally, as of the Effective Date of this Agreement, Exabyte will provide to Teleplan the then-current and most comprehensive customer list available of its installed-hardware customers. Teleplan shall faithfully perform the Depot Repair Services at: (i) Teleplan’s facility in Mexicali, Mexico or, (ii) one or more repair facilities to be established and designated by Teleplan and approved by Exabyte. Such Depot Repair Services shall be performed pursuant to the terms and conditions of this Agreement, its appendixes, attachments and exhibits.

2.	Modify Section 2.4, second paragraph and add third paragraph as follows:

Teleplan will hold an accounts payable note due Exabyte for the remaining Service Parts Inventory (in excess of three months usage). The parties agree that the price to Teleplan for remaining Service Parts Inventory, which Exabyte valued at 2.25 million, shall be $1.5 million. Delivery shall be as set forth above. The parties agree the note is to be paid in full within twenty-four (24) months, in equal monthly payments from the Effective Date of this Agreement. In the event Teleplan’s run rate of consumption for the Service Parts Inventory is less that expected, the parties will mutually agree upon the payment amount and/or method of the bill back, if any, and the disposition of the remaining Service Parts Inventory.

If Teleplan determines that portions of the remaining Service Parts inventory do not meet the requirements of Justified Material (as defined below), Teleplan shall hold any such non-Justified Material in consignment. Any consigned material must be inventoried and stored in a secured location. Upon Teleplan consuming any consigned material for its use hereunder, Teleplan will revert the applicable payment to Exabyte in accordance with Section 5.2., Offset. Justified Material shall mean those service parts Teleplan reasonable expects to use in the course of performing Repair Services hereunder. For consigned material that is held at Teleplan that does not meet the definition of Justified Material, the parties will mutually agree upon the disposition (including storage or disposal fees when applicable) of such material within sixty (60) days from the date of this Amendment.

3.	Add the following as a last sentence to Section 3.1 Depot Repair Services and Exabyte Customers:

With the exception of Teleplan’s current customers and the products Teleplan currently repairs for them, a list of which will be provided to Exabyte, as of the Effective Date of this Amendment, Teleplan agrees to repair or refurbish Exabyte Products solely for Exabyte. Any exceptions will be agreed to by the authorized representatives of each party.

Consigned Swap Pool Inventory shall be used exclusively by Teleplan for Exabyte’s sole benefit hereunder. Any exceptions will be agreed to by the authorized representatives of each party.

4	5.1.2 Non-Warranty Services

The parties acknowledge and agree that (1) Exabyte has delegated its performance of Depot Repair Services to Teleplan and that Exabyte is relying upon Teleplan as the provider of such Depot Repair Services and (2) payment of royalties shall be due to Teleplan upon Exabyte billing the customers for non-warranty work in accordance with 5.1.2.1 below.

5.1.2.1	Royalty for Non-Warranty Services

Exabyte shall pay Teleplan a royalty (Net 15 terms) on all Non-Warranty Services based upon the difference between (A) the actual price billed and received by Exabyte to the Non-Warranty Customer and (B) the fees for the services set forth on Appendix 1. For the first year from the Effective Date of this Agreement, the parties will equally share (with each party receiving 50%). For years 2 and beyond, Exabyte shall receive the entire royalty unless volumes, business conditions and/or IW and OOW mix change such that Teleplan must extend the royalty sharing period into year 2 up to the royalty revenue received by Teleplan in the amount of $1,590,952.00 is realized as per the original forecast.

Payments shall occur in accordance with Section 5.2 Offset.

5.	Add as a second paragraph to Section 5.4, Taxes the following:

In the event Exabyte has any tax-exempt certificates from its end-users, Exabyte will provide such information to Teleplan when Exabyte transmits the RMA information to Teleplan.

6.	Add as Section 5.7, Continuous Improvement

As of the date of this Amendment, Exabyte is deploying the Six Sigma methodology. As such, it is expected that improvement opportunities will identified that will positively impact both parties. Teleplan agrees to work with Exabyte in these improvement activities. If these improvements result in significant cost reduction opportunities (defined as monthly savings of $10,000.00 or more) as agreed upon by the parties, Teleplan agrees to adjust pricing by 50% of the shared savings after cut-in date of the changes, and realization of the savings begins. Any additional price adjustments will be upon mutual agreement of the parties.

7.	For clarification purposes, the second paragraph of 6.1, Renewal shall be numbered as 6.1.1 Renewal.

8.	The Statement of Work dated June 27, 2003 is deleted in its entirety and replaced by Statement of Work dated October 1, 2004 attached hereto.

9.	APPENDIX NO. 1, Unit Pricing Matrix shall be amended as attached.

10.	APPENDIX NO. 6, Reports shall be amended as attached.

Nothing herein, except as specifically amended herein, is intended to and shall not be construed to render ineffective or otherwise change any section, provision or term of this Agreement.

Exabyte Corporation		Teleplan Service Logistics, Inc.,

By:		By:
Tom Ward

Title:	President & CEO	Title:	Business Unit Manager

Date:		Date: